                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         CANDLEWOOD HOTEL COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------
     (5) Total fee paid:

         ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement no.:

         -----------------------------------------------------------------------
     (3) Filing Party:

         -----------------------------------------------------------------------
     (4) Date Filed:

         -----------------------------------------------------------------------

                              [CANDLEWOOD LOGO]


                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 16, 2000

                             ----------------------

         The 2000 Annual Meeting of the Stockholders of Candlewood Hotel Company, Inc. (the "Company") will be held at 10:00 a.m. local time, on May 16, 2000, at the Hotel at Old Town Conference Center, located at 210 North Mosley, Wichita, Kansas 67202, for the following purposes:

         1. To elect a board of twelve directors for the ensuing year or until the election and qualification of their respective successors; and

         2. To transact such other business as may properly come before the meeting.

         Only stockholders of record at the close of business on April 6, 2000, the record date, will be entitled to notice of, and to vote at, the 2000 Annual Meeting of Stockholders and any adjournment thereof.


                                            By Order of the Board of Directors,

                                            /s/ WARREN D. FIX
                                            --------------------
                                                Warren D. Fix
                                                Secretary


Wichita, Kansas
Dated: April 14, 2000

                                [CANDLEWOOD LOGO]


                     8621 East 21st Street North, Suite 200
                              Wichita, Kansas 67206

                    ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  MAY 16, 2000

                                -----------------

                                 PROXY STATEMENT

                                -----------------

                             SOLICITATION OF PROXIES

         The accompanying proxy is solicited on behalf of the Board of Directors of Candlewood Hotel Company, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Hotel at Old Town Conference Center, located at 210 North Mosley, Wichita, Kansas 67202, on May 16, 2000 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof (the "Meeting").

         All shares represented by each properly executed, unrevoked proxy received in time for the Meeting will be voted in the manner specified therein. If the manner of voting is not specified in an executed proxy received by the Company, the proxy will be voted FOR the election of the twelve nominees to the Board of Directors listed herein.

         Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by delivering a written notice of revocation to the Secretary of the Company at the address set forth above, by presenting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the meeting and voting in person by the person who executed the prior proxy.

         This proxy statement is being mailed to the Company's stockholders on or about April 14, 2000. The expense of soliciting proxies will be borne by the Company. Expenses include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Meeting to beneficial owners of the Company's voting stock. Solicitation of proxies will be made by mail. Further solicitation of proxies may be made by telephone or oral communication by the Company's regular employees, who will not receive additional compensation for such solicitation.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         Only holders of record of the 9,025,000 shares of the Company's common stock (the "Common Stock"), the 65,000 shares of the Company's Series A Preferred Stock (the "Series A Preferred Stock") and the 42,000 shares of the Company's Series B Preferred Stock (the "Series B Preferred Stock", together with the Series A Preferred Stock, the "Preferred Stock") outstanding at the close of business on the record date, April 6, 2000, will be entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. On each matter to be considered at the Meeting, each stockholder will be entitled to cast one vote for each share of the Company's Common Stock and 105.26316 votes for each share of Preferred Stock held of record by such stockholder on April 6, 2000 (the "Record Date"). Accordingly, an aggregate of 20,288,158 votes may be cast on each matter to be considered at the Meeting.

         In order to constitute a quorum for the conduct of business at the Meeting, shares representing a majority of the votes entitled to be cast at the Meeting must be represented at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         The following table sets forth, as of March 17, 2000, the amount and percentage of the outstanding shares of the Company's Common Stock, Preferred Stock and Common Share Equivalents (the Common Stock together with the Preferred Stock on an as-converted basis) which, according to the information supplied to the Company, are beneficially owned by:

         o each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of such securities,

         o each person who is currently a director of the Company (each of whom is also a nominee for election as a director of the Company),

         o  each Named Executive Officer (as defined on page 9), and

         o all current directors and executive officers of the Company as a group. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting or dispositive power with respect to the shares that are deemed beneficially owned by such person or entity.

                                                                           Shares Beneficially Owned
                                                  --------------------------------------------------------------------------
                                                   Series A Preferred          Series B Preferred              Common
                                                  ---------------------       ---------------------    ---------------------
NAME AND ADDRESS OF                                            Percent                     Percent                   Percent
BENEFICIAL OWNER(1)                               Number       of Class       Number       of Class    Number(2)     of Class
-------------------                               ------       --------       ------       --------    ---------     --------
DIRECTORS/NOMINEES AND
NAMED EXECUTIVE OFFICERS:
Mariel C. Albrecht (4) ....................           0            --            0             --              0         --
Gary E. Costley (5) .......................           0            --            0             --         10,500          *
Robert J. Cresci (6)(7) ...................           0            --            0             --          5,000          *
Jack P. DeBoer (7)(8) .....................       1,000          1.54%           0             --      2,128,649      23.52%
Warren D. Fix (7)(9) ......................         250             *            0             --        326,215       3.59
Jeffrey F. Hitz (10) ......................           0            --            0             --         29,300          *
Thomas L. Keltner (4)(7) ..................           0            --            0             --              0         --
Robert S. Morris (7)(11) ..................           0            --            0             --          5,000          *
Thomas H. Nielsen (12) ....................           0            --            0             --          2,500          *
Frank J. Pados, Jr. (7)(13) ...............           0            --            0             --          5,000          *
William L. Perocchi (14) ..................           0            --            0             --          5,500          *
David A. Redfern (15) .....................           0            --            0             --         23,230          *
James E. Roos (16) ........................           0            --            0             --         63,750          *
Tony M. Salazar (17) ......................           0            --            0             --          9,500          *
Thomas L. Storey (7) ......................           0            --            0             --              0         --
All directors and executive officers
  as a group (20 persons)(4)(5)(6)(8)
  (9)(10)(11)(12)(13)(14)(15)(16)(17) .....       1,250          1.92            0             --      2,669,394      28.70

5% BENEFICIAL HOLDERS:
Stockholders Group (7) ....................      64,250         98.85       41,790          99.50%     5,482,210      58.10

Doubletree Corporation (7) ................           0            --            0             --      2,587,500      28.67
   Hilton Hotels Corporation
   World Headquarters
   9336 Civic Center Drive
   Beverly Hills, California 90210

 Olympus Growth Fund, II, L.P. (7)(18) ....       9,900         15.23        4,841          11.53         38,728          *
   One Station Place
   Stamford, Connecticut 06430

 Whiting & Co. (7)(19) ....................      10,000         15.38            0             --              0         --
   c/o J.P. Morgan Investment Mgmt.
   522 Fifth Avenue, 6th Floor
   New York, New York 10036

Chase Venture Capital Associates (7)(19)...       7,000         10.77            0             --              0         --
   380 Madison Avenue, 12th Floor
   New York, New York 10017

Arbor Lake Club, Ltd. (7)(20) .............       7,000         10.77            0             --              0         --
   760 N.W. 107th Avenue, Suite 300
   Miami, Florida 33172

Pecks Management Partners Ltd.(7)(21) .....       7,000         10.77        7,900          18.81         63,200          *
   One Rockefeller Plaza, Suite 900
   New York, New York 10020

Private Equity Investors III, L.P.(7)(22) .       3,500          5.38       12,000          28.57         96,000       1.05
   540 Madison Avenue, 36th Floor
   New York, New York 10022

Equity-Linked Investors-II, L.P.(7)(23) ...       3,500          5.38       12,000          28.57         96,000       1.05
   540 Madison Avenue, 36th Floor
   New York, New York 10022

Advance Capital Associates, L.P.(24) ......       3,250          5.00        2,000           4.77         16,000          *
   660 Madison Avenue, 15th Floor
   New York, New York 10021

The FFJ Nominee Trust(7)(19) ..............       3,250          5.00            0             --              0         --
   Samuel T. Byrne, Trustee
   c/o Boston Capital Institutional
   Advisors
   One Boston Place
   Boston, Massachusetts 02108-4406

Mutual Life Insurance Company of
   New York(7)(25) ........................       3,250          5.00        3,000           7.14         24,000          *
   1740 Broadway
   New York, New York 10019

 Allied Capital Corporation (26) ..........       3,250          5.00            0             --              0         --
   1666 K. Street, N.W. 9th Floor
   Washington, DC 20006

                                                             Common Share
                                                            Equivalents(3)
                                                      ----------------------------
NAME AND ADDRESS OF                                                      Percent
BENEFICIAL OWNER(1)                                     Number           of Class
-------------------                                   ---------          ---------
DIRECTORS/NOMINEES AND
NAMED EXECUTIVE OFFICERS:
Mariel C. Albrecht (4) ....................                   0               --
Gary E. Costley (5) .......................              10,500                *
Robert J. Cresci (6)(7) ...................               5,000                *
Jack P. DeBoer (7)(8) .....................           2,233,912            11.00%
Warren D. Fix (7)(9) ......................             352,531             1.73
Jeffrey F. Hitz (10) ......................              29,300                *
Thomas L. Keltner (4)(7) ..................                   0               --
Robert S. Morris (7)(11) ..................               5,000                *
Thomas H. Nielsen (12) ....................               2,500                *
Frank J. Pados, Jr. (7)(13) ...............               5,000                *
William L. Perocchi (14) ..................               5,500                *
David A. Redfern (15) .....................              23,230                *
James E. Roos (16) ........................              63,750                *
Tony M. Salazar (17) ......................               9,500                *
Thomas L. Storey (7) ......................                   0               --
All directors and executive officers
  as a group (20 persons)(4)(5)(6)(8)
  (9)(10)(11)(12)(13)(14)(15)(16)(17) .....           2,800,973            13.62

5% BENEFICIAL HOLDERS:
Stockholders Group (7) ....................          16,644,315            80.41

Doubletree Corporation (7) ................           2,587,500            12.75
   Hilton Hotels Corporation
   World Headquarters
   9336 Civic Center Drive
   Beverly Hills, California 90210

 Olympus Growth Fund, II, L.P. (7)(18) ....           1,590,412             7.82
   One Station Place
   Stamford, Connecticut 06430

 Whiting & Co. (7)(19) ....................           1,052,632             5.19
   c/o J.P. Morgan Investment Mgmt.
   522 Fifth Avenue, 6th Floor
   New York, New York 10036

Chase Venture Capital Associates (7)(19)...             736,842             3.63
   380 Madison Avenue, 12th Floor
   New York, New York 10017

Arbor Lake Club, Ltd. (7)(20) .............             736,842             3.63
   760 N.W. 107th Avenue, Suite 300
   Miami, Florida 33172

Pecks Management Partners Ltd.(7)(21) .....           1,631,621             8.02
   One Rockefeller Plaza, Suite 900
   New York, New York 10020

Private Equity Investors III, L.P.(7)(22) .           1,727,579             8.48
   540 Madison Avenue, 36th Floor
   New York, New York 10022

Equity-Linked Investors-II, L.P.(7)(23) ...           1,727,579             8.48
   540 Madison Avenue, 36th Floor
   New York, New York 10022

Advance Capital Associates, L.P.(24) ......             568,631             2.80
   660 Madison Avenue, 15th Floor
   New York, New York 10021

The FFJ Nominee Trust(7)(19) ..............             342,105             1.69
   Samuel T. Byrne, Trustee
   c/o Boston Capital Institutional
   Advisors
   One Boston Place
   Boston, Massachusetts 02108-4406

Mutual Life Insurance Company of
   New York(7)(25) ........................             681,895             3.36
   1740 Broadway
   New York, New York 10019

 Allied Capital Corporation (26) ..........             342,106             1.68
   1666 K. Street, N.W. 9th Floor
   Washington, DC 20006

-------------

  *   Less than one percent.

 (1) The address of each of the directors and officers listed in the table is c/o Candlewood Hotel Company, 8621 E. 21st Street North, Suite 200, Wichita, Kansas 67206.

 (2) Includes options exercisable within 60 days of March 17, 2000 and assumes the conversion of certain warrants issued by the Company in connection with the issuance of the Series B Preferred Stock (the "Series B Warrants") for Common Stock on a one-to-one basis.

 (3) Includes Common Stock (including options exercisable within 60 days of March 17, 2000), shares of Series A Preferred Stock and Series B Preferred Stock after giving effect to the conversion at an initial ratio of
      105.26316 shares of Common Stock per share of Preferred Stock, and the conversion of the Series B Warrants on a one-to-one basis into shares of Common Stock.

 (4) Excludes 2,587,500 shares of Common Stock held by Doubletree Corporation ("Doubletree"), a wholly-owned subsidiary of Hilton Hotels Corporation ("Hilton"). Ms. Albrecht and Mr. Keltner are officers of Hilton and disclaim beneficial ownership of such shares.

 (5) Includes 7,500 shares of Common Stock subject to options exercisable within 60 days of March 17, 2000.

 (6) Represents 5,000 shares of Common Stock subject to options exercisable within 60 days of March 17, 2000. Excludes 7,000 shares of Series A Preferred Stock, 7,900 shares of Series B Preferred Stock and 63,200 Series B Warrants beneficially owned by Pecks Management Partners, Ltd. ("Pecks"). Mr. Cresci is a Managing Director of Pecks and disclaims beneficial ownership of such shares.

 (7) On July 10, 1998, an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") was executed by and between the Company, Messrs. DeBoer and Fix, Doubletree and certain other parties signatory thereto in connection with the issuance of the Company's Series B Preferred Stock (collectively, the "Stockholders Group"). The Stockholders Group may be deemed to be a "group" for purposes of 13(d)(3) of the Securities Exchange Act of 1934, as amended. Messrs. DeBoer, Fix, Cresci (through his association with Pecks), Morris (through his association with Olympus Growth Fund II, L. P. ("OGF-II") and Olympus Executive Fund, L.P. ("OEF")), Pados (through his association with Private Equity Investors III, L.P. ("PEI-III") and Equity-Linked Investors-II ("ELI-II")), and Albrecht and Keltner (through their association with Hilton), Doubletree and the other parties to the Stockholders Agreement may therefore be deemed to beneficially own those shares listed as beneficially owned by the Stockholders Group. The Stockholders Agreement provides for certain rights and obligations regarding the nomination and election of directors. See "Stockholders Agreement." The listed holders disclaim beneficial ownership of the shares except to the extent that they have a pecuniary interest therein.

 (8) Includes 25,000 shares of Common Shares subject to options exercisable within 60 days of March 17, 2000. Excludes 99,676 shares of Common Stock held by the Alexander John DeBoer Trust dated March 14, 1995 and the Christopher Scott DeBoer Trust dated March 14, 1995 (collectively, the "DeBoer Trusts"). Mr. DeBoer has no interest in the DeBoer Trusts and disclaims beneficial ownership of such shares.

 (9) Includes 250 shares of Series A Preferred Stock held by Mr. Fix as Trustee for the Warren D. Fix Defined Benefit Plan Trust. Includes 274,965 shares of Common Stock held by the Warren D. Fix Family Partnership, L.P. (the "Fix Partnership"). Mr. Fix disclaims beneficial ownership of these shares except to the extent of his interest in the Fix Partnership. Includes 51,2500 shares of Common Stock subject to options exercisable within 60 days of March 17, 2000.

(10) Includes 27,500 shares of Common Stock subject to options exercisable within 60 days of March 17, 2000.

(11) Represents 5,000 shares of Common Stock subject to options exercisable within 60 days of March 17, 2000. Excludes 100 shares of Series A Preferred Stock, 49 shares of Series B Preferred Stock and 392 Series B Warrants beneficially owned by OEF. Excludes 9,900 shares of Series A Preferred Stock, 4,841 shares of Series B Preferred Stock and 38,728 Series B Warrants beneficially owned by OGF-II. Mr. Morris is an executive officer of the general partners of both OEF and OGF-II and disclaims beneficial ownership of the shares held by such entities.

(12) Represents 2,500 shares of Common Stock subject to options exercisable within 60 days of March 17, 2000.

(13) Represents 5,000 shares of Common Shares subject to options exercisable within 60 days of March 17, 2000. Excludes 3,500 shares of Series A Preferred Stock, 12,000 shares of Series B Preferred Stock and 96,000 Series B Warrants beneficially owned by ELI-II. Excludes 3,500 shares of Series A Preferred Stock, 12,000 shares of Series B Preferred Stock and 96,000 Series B Warrants beneficially owned by PEI-III. Mr. Pados is an executive officer of Desai Capital Management Incorporated ("DCMI") and disclaims beneficial ownership of such shares. DCMI acts as an investment advisor to PEI-III and ELI-II and, with the respective general partners of PEI-III and ELI-II, has the power to vote or to direct the vote and to dispose or to direct the disposition of such shares under an investment and advisory agreement between PEI-III and ELI-II.

(14) Includes 2,500 shares of Common Stock subject to options exercisable within 60 days of March 17, 2000.

(15) Includes 22,875 shares of Common Stock subject to options exercisable within 60 days of March 17, 2000.

(16) Represents 63,750 shares of Common Stock subject to options exercisable within 60 days of March 17, 2000.

(17) Includes 7,500 shares of Common Stock subject to options exercisable within 60 days of March 17, 2000.

(18) Based on Schedule 13D filed October 23, 1997 and Schedule 13D/A filed December 11, 1998 by OGF-II and OEF. OEF, an affiliate of OGF-II, beneficially owns an additional 100 shares of Series A Preferred Stock, 49 shares of Series B Preferred Stock and 392 Series B Warrants, and, as a party to the Stockholders Agreement, may therefore be deemed to beneficially own those shares listed as beneficially owned by the Stockholders Group.

(19) The listed holder is known by the Company to have purchased shares of the Company's Preferred Stock and to have entered into the Stockholders Agreement. The Company is unaware of any other stockholdings of the holder.

(20) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by LNR Candlewood Holdings, Inc. ("LNR"), Leisure Colony Management Corp. and LNR Property Corporation ("LNR Property"). According to information provided to the Company by its stock transfer agent, the shares issued to LNR were transferred to Arbor Lake Club, Ltd. ("Arbor"). Both LNR and Arbor are indirectly wholly-owned and controlled by LNR Property.

(21) Based on Schedule 13D filed on June 4, 1998, and Schedule 13D/A filed on September 10, 1998 by Pecks Management Partners, Ltd.

(22) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by ELI-II, PEI-III, DCMI and Rohit Mujilal Desai ("Mr. Desai"). The power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares held by PEI-III is vested in its general partner Rohit M. Desai Associates-III, LLC ("RMDA-III"), however, such decisions may also be made by DCMI under an investment and advisory agreement between PEI-III and DCMI. Accordingly, RMDA-III and DCMI may be deemed to beneficially own the shares held by PEI-III. Mr. Desai is the managing member of RMDA-III and the Chairman, President and Treasurer of DCMI, and may be deemed to share the power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares held by PEI-III.

(23) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by ELI-II, PEI-III, DCMI and Mr. Desai. The power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares held by ELI-II is vested in general partner Rohit M. Desai Associates-II ("RMDA-II"), however, such decisions may also be made by DCMI under an investment and advisory agreement between ELI-II and DCMI. Accordingly, RMDA-II and DCMI may be deemed to beneficially own the shares held by ELI-II. Mr. Desai is the general partner of RMDA-II and the Chairman, President and Treasurer of DCMI, and may be deemed to share the power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares held by ELI-II.

(24) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by Advance Capital Associates L.P. ("Advance L.P."), Advance Capital Management, LLC ("Advance LLC"), Advance Capital Partners, L.P. ("Advance Capital") and Advance Capital Offshore Partners, L.P. ("Advance Offshore"). The shares beneficially owned by Advance L.P. and Advance LLC are held by Advance Capital (2,457 shares of Series A Preferred Stock, 1,523 shares of Series B Preferred Stock and 12,184 Series B Warrants) and Advance Offshore (793 shares of Series A Preferred Stock, 477 shares of Series B Preferred Stock and 3,816 Series B Warrants). With respect to the shares issued to them, respectively, Advance Capital and Advance Offshore each has shared power to vote or to direct the vote and to dispose of, or to direct the disposition of, the shares beneficially owned by Advance L.P. and Advance LLC.

(25) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by The Mutual Life Insurance Company of New York ("MONY"). The shares beneficially owned by MONY are held by J. Romeo & Co.

(26) Based on Schedule 13D filed on June 4, 1998 and Schedule 13D/A filed on September 10, 1998 by Allied Capital Corporation.

REGISTRATION RIGHTS

        In connection with the issuance and sale of the Company's Series B Preferred Stock in July, 1998 (the "Series B Private Placement"), the Company, Mr. Jack P. DeBoer, Doubletree, the Alexander John DeBoer Trust dated March 14, 1995 and the Christopher Scott DeBoer Trust dated March 14, 1995 (the "DeBoer Trusts"), the Warren D. Fix Family Partnership, L.P. (the "Fix Partnership") (collectively, the "Initial Stockholders") and certain other purchasers of the Preferred Stock, entered into that certain Amended and Restated Registration Rights Agreement dated as of July 10, 1998 (the "Registration Rights Agreement"). The Registration Rights Agreement replaced that certain Registration Rights Agreement dated as of September 22, 1997.

        Pursuant to the terms of the Registration Rights Agreement, the parties have two demand registration rights under which they may require (subject to certain limitations) the Company to register under the Securities Act of 1933, as amended, certain shares of Common Stock owned by the parties. The Company is not required to file a registration statement upon exercise of these demand registration rights within 180 days following any underwritten public offering of Common Stock or securities, convertible into or exercisable or exchangeable for Common Stock. The Company is also obligated to allow the parties to participate in underwritten offerings originated by the Company, subject to certain limitations. All expenses of any registration relating to securities as provided in the Registration Rights Agreement (other than underwriting discounts and commissions and fees and expenses of counsel for selling stockholders) are to be borne by the Company.

STOCKHOLDERS AGREEMENT

         Following the completion of the Series B Private Placement, the Initial Stockholders and certain holders of Preferred Stock entered into an Amended and Restated Stockholders Agreement dated as of July 10, 1998 (the "Stockholders Agreement"). The Stockholders Agreement replaced that certain Stockholders Agreement dated as of September 22, 1997. The Stockholders Agreement provides that, subject to certain conditions described below and so long as each entity holds at least 20% of the Series A Preferred Stock that it originally purchased, Olympus Growth Fund II, L.P. ("Olympus"), Desai Capital Management, Inc. ("Desai") and Pecks Management Partners Ltd. ("Pecks", collectively, the "Series A Purchase Group") are each entitled to designate a single individual for nomination to stand for election to the Board of Directors (for a total of three directors selected by the Series A Purchaser Group). In addition, subject to certain conditions described below and so long as each entity holds at least 20% of the Series B Preferred Stock originally purchased, the holders of at least a majority of the Series B Preferred Stock are entitled to designate a single individual for nomination to stand for election to the Board of Directors. The Stockholders Agreement also provides that, subject to certain conditions, Doubletree shall be entitled to designate two individuals for nomination to stand for election to the Board of Directors, and that Mr. DeBoer, the DeBoer Trusts and the Fix Partnership (collectively, the "DeBoer/Fix Holders") (or a permitted transferee) are entitled to collectively designate two individuals for nomination to stand for election to the Board of Directors. Finally, the Stockholders Agreement permits, subject to certain conditions, Doubletree, together with the DeBoer/Fix Holders to designate the remaining independent directors for nomination to stand for election to the Board of Directors and to designate the president of the Company for nomination to stand for election to the Board of Directors. Each of the parties to the Stockholders Agreement have agreed to vote its shares in favor of the individuals nominated by the other parties to the Stockholders Agreement.

        The rights and obligations of the holders of the Preferred Stock under the Stockholders Agreement terminate as follows:

        o In the case of the holders of the Series A Preferred Stock, upon the failure of all such holders to collectively hold, beneficially or of record, at least 20% of the Series A Preferred Stock or Common Stock equivalents purchased in the initial offering of the Series A Preferred Stock.

        o In the case of the holders of the Series B Preferred Stock, upon the failure of all such holders to collectively hold, beneficially or of record, at least 20% of the Series B Preferred Stock or Common Stock equivalents purchased in the initial offering of the Series B Preferred Stock.

        o In the case of any holder of Preferred Stock, on the date that the Common Stock resulting from the conversion of Preferred Stock held by such holders into Common Stock have been sold pursuant to an effective registration statement in accordance with the rules and regulations of the Securities and Exchange Commission or a sale pursuant to Rule 144 thereof.

        o In addition, the rights and obligations of any of Olympus, Desai or Pecks under the Stockholders Agreement terminate if such entity holds, beneficially or of record, less than 20% of the Series A Preferred Stock or Common Stock equivalents purchased by such entity in the initial offering of the Series A Preferred Stock.

        o Finally, the rights and obligations of Doubletree and the DeBoer/Fix Holders under the Stockholders Agreement terminate upon both the failure of such holders or their permitted transferees, collectively, to hold, beneficially or of record, at least 20% of the outstanding voting interests of the Company, and the termination of the rights of the holders of the Series A Preferred Stock and the Series B Preferred Stock.

                        EXECUTIVE OFFICERS OF THE COMPANY

        The executive officers of the Company as of April 6, 2000 are as follows:


          NAME                             AGE        POSITION
          ----                             ---        --------
Jack P. DeBoer....................          69        Chief Executive Officer and Chairman of the Board
James E. Roos.....................          48        President and Chief Operating Officer
Warren D. Fix.....................          61        Executive Vice President, Chief Financial Officer,
                                                      Secretary and Director
Jeffrey F. Hitz...................          54        Senior Vice President - Development
Charles H. Armstrong, Jr..........          42        Vice President - Franchise Sales
Tim D. Johnson....................          32        Vice President-Treasurer and Assistant Secretary
Thomas Kennalley..................          43        Vice President-Controller
H. Steven Meadows.................          46        Vice President - Operations
David A. Redfern..................          34        Vice President - Sales and Marketing
Gina-Lynne Scharoun...............          29        Vice President - Franchise Services

        For a description of the business background of Messrs. DeBoer and Fix, see "Proposal 1--ELECTION OF DIRECTORS."

        James E. Roos has served as President and Chief Operating Officer of the Company since June 1997. From 1993 to 1997, Mr. Roos was Executive Vice President of Posadas USA, Inc., a division of Grupo Posadas, S.A. de C.V., a Mexico City-based Latin American hotel company. From 1991 to 1993, Mr. Roos served as Vice President of Operations for the Western Region of Holiday Inns, Inc. From 1987 to 1991, Mr. Roos was Vice President of Operations and Development for Hampton Inns, Inc., a division of Promus Companies/Holiday Inns, Inc. From 1981 to 1987, Mr. Roos was Director of Operations for Holiday Inns, Inc.

        Jeffrey F. Hitz has served as Senior Vice President of Development of the Company since February 1998. From May 1996 to February 1998, Mr. Hitz served as Vice President of Real Estate of the Company. From July 1995 to March 1996, Mr. Hitz was a consultant to several retail chains on site selection and concept development. From October 1994 to July 1995, Mr. Hitz was Senior Vice President, Operations for EZCorp, Inc., a publicly traded retail chain. From August 1989 to October 1994, Mr. Hitz held several positions with THORN Americas, Inc., an operator of a national chain of rent-to-own stores, including Vice President, Development. From 1986 to 1989, Mr. Hitz was a multi-unit franchisee of two restaurant concepts in California and Arizona.

        Charles H. Armstrong, Jr. has served as Vice President of Franchise Sales of the Company since May 1999. From September 1997 to April 1999, he was Vice President of Franchise Sales for Wingate Inns, a subsidiary of Cendant Corporation. From May 1995 to August 1997, Mr. Armstrong was Director of Franchise Sales for Wingate Inns. From April 1993 to April 1995, he was Director of Franchise Sales for Hospitality Franchise Systems, which offers the Days Inn, Ramada Inn and Howard Johnson brands.

        Tim D. Johnson has served as Vice President-Treasurer and Assistant Secretary of the Company since November 1999. From July 1998 to November 1999, Mr. Johnson was Director of Strategic and Financial Planning of the Company. From March 1997 to July 1998, he held the position of Manager of Financial Reporting of the Company. From May 1995 to March 1997, Mr. Johnson was a Financial Analyst for THORN Americas, Inc., an operator of a national chain of rent-to-own stores. From January 1995 to May 1995, he was an accountant for RCM, a regional public accounting firm. From May 1994 to December 1994, Mr. Johnson was an Adjunct Instructor at the University of Oklahoma.

        Thomas Kennalley has served as Vice President-Controller of the Company since December 1997. From 1996 to 1997, Mr. Kennalley was Director of Financial Reporting for THORN Americas, Inc., an operator of a national chain of rent-to-own stores. From 1991 to 1996, he held the position of Treasurer of Advantage Companies, Inc., the largest publicly held franchisor of Rent-A-Center stores. Mr. Kennalley also has ten years of experience in the audit department of a national firm of certified public accountants.

        H. Steven Meadows has served as Vice President of Operations since November 1998. From August 1993 to November 1998, Mr. Meadows held several positions with Posadas USA, Inc., a division of Grupo Posadas, S.A. de C.V., a Mexico City-based Latin American hotel company, including most recently Vice President, Operations. From August 1991 to August 1993, he served as a General Manager for a hotel operated by Holiday Inns, Inc. From November 1990 to August 1991, Mr. Meadows served as a General Manager of a Ramada Hotel, a hotel operated by Hospitality Unlimited Investments.

        David A. Redfern has served as Vice President of Sales and Marketing of the Company since December 1995. From August 1994 to December 1995, Mr. Redfern served as the National Sales Director for the Summerfield Suites Hotel chain, an up-scale extended-stay hotel chain. From June 1993 to January 1995, Mr. Redfern served as a Task Force Manager for Summerfield Suites. From September 1991 to June 1993, Mr. Redfern attended the University of California - Irvine, where he received his M.B.A. degree. From January to June 1993, Mr. Redfern was also employed by Cruttenden & Co., Inc., an investment banking firm, as a research analyst. From August 1990 to September 1991, Mr. Redfern served as Director of Sales for the Summerfield Suites hotel in San Francisco, California. From 1988 to August 1990, Mr. Redfern was a Sales Manager for the Residence Inn by Marriott in La Jolla, California.

        Gina-Lynne Scharoun has served as Vice President of Franchise Services of the Company since May 1999. From August 1997 to April 1999, she held the position of Vice President of Franchise Development of the Company. From June 1996 to July 1997, she held the position of Director of Franchise Development of the Company. From January 1996 until May 1996, Ms. Scharoun held various positions in the Company's Corporate and Franchise Development Departments. From September 1993 to December 1995, Ms. Scharoun served in various positions, including Assistant Vice President of Community Reinvestment, for Fourth Financial Corporation, a financial institution.

                             EXECUTIVE COMPENSATION

        The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999 of those persons who were either:

        o   the chief executive officer of the Company,

        o one of the other four most highly compensated executive officers of the Company whose annual salary and bonuses exceeded $100,000, or

        o any other executive officer who would have qualified under the previous two categories but for the fact that the individual was not serving as an executive officer of the registrant at the end of the 1999 fiscal year (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                     LONG TERM
                                               ANNUAL COMPENSATION(1)               COMPENSATION
                                             -----------------------------           AWARDS STOCK        ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR         SALARY               BONUS           OPTIONS (SHARES)    COMPENSATION(2)
-------------------------------  ----        --------             --------         ----------------    ---------------
Jack P. DeBoer                   1999        $350,000             $115,500               70,000            $1,718
  Chief Executive Officer        1998         211,795               75,000               30,000             1,765
  and Chairman of the Board      1997         135,500               75,000                   --             1,425

James E. Roos                    1999         205,000               75,000               43,000             1,336
  President and Chief            1998         173,658               50,000               12,000             1,637
  Operating Officer              1997          82,500(3)           118,675              100,000             5,541(4)

Warren D. Fix                    1999         205,000               75,000               43,000             1,222
  Executive Vice President,      1998         157,986               50,000               12,000             1,540
  Chief Financial Officer        1997         120,000               50,000                   --             1,425
  and Secretary

Jeffrey F. Hitz                  1999         150,000               27,000               28,500             1,553
  Senior Vice President -        1998         121,233               50,000                6,500             1,375
  Development                    1997          89,538               16,000                   --             1,187

David A. Redfern                 1999         120,000               27,500               16,500             1,261
  Vice President - Sales         1998          90,000               16,000                   --             1,273
  and Marketing                  1997          70,766                7,500                   --             1,015


----------------

(1) Amounts of other annual compensation are not shown because such compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus of the Named Executive Officer.

(2) For fiscal year 1999, represents matching contributions paid by the Company under the Company's 401(k) plan of $1,718, $1,336, $1,222, $1,553 and $1,261 for Messrs. DeBoer, Roos, Fix, Hitz and Redfern, respectively. For fiscal year 1998, represents matching contributions paid by the Company under the Company's 401(k) plan of $1,765, $1,637, $1,540, $1,375 and $1,273 for Messrs. DeBoer, Roos, Fix, Hitz and Redfern, respectively. For fiscal year 1997, represents matching contributions paid by the Company under the Company's 401(k) plan of $1,425, $1,425, $1,187 and $1,015 for Messrs. DeBoer, Fix, Hitz and Redfern, respectively.

(3) Represents a base salary of $165,000 on an annualized basis. Mr. Roos commenced employment with the Company in June 1997 as President and Chief Operating Officer.

(4)   Includes $5,181 for lodging expense.

      The following table sets forth certain information with respect to grants of stock options during 1999 to the Named Executive Officers pursuant to the Company's 1996 Equity Plan.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL
                                                PERCENTAGE                                  REALIZABLE VALUE AT
                                                 OF TOTAL                                     ASSUMED ANNUAL
                                  NUMBER OF      OPTIONS                                   RATES OF STOCK PRICE
                                  SECURITIES    GRANTED TO     EXERCISE                       APPRECIATION
                                  UNDERLYING    EMPLOYEES      OR BASE                      FOR OPTION TERM(1)
                                   OPTIONS      IN FISCAL       PRICE       EXPIRATION    ----------------------
NAME                               GRANTED        YEAR        (PER SHARE)      DATE          5%            10%
----                              ----------    ----------    -----------   -----------    --------      --------
Jack P. DeBoer                     70,000          12.6%        $4.81        2/08/09      $211,749      $536,613
James E. Roos                      43,000           7.7          4.81        2/08/09       130,074       329,634
Warren D. Fix                      43,000           7.7          4.81        2/08/09       130,074       329,634
Jeffrey F. Hitz                    28,500           5.1          4.81        2/08/09        86,212       218,478
David A. Redfern                   16,500           3.0          4.81        2/08/09        49,912       126,487

---------------
(1) Assumed annual rates of return are for illustrative purposes only. Actual stock price will vary from time to time based upon market factors and the Company's financial performance. No assurance can be given that such rates will be achieved.

         The following table sets forth certain information with respect to unexercised options held by the Named Executive Officers as of December 31, 1999 pursuant to the Company's 1996 Equity Plan. No options were exercised by any of the Named Executive Officers during 1999.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUE

                                                                                  Value of Unexercised
                                                   Number of Unexercised              In-the-Money
                                                       Options at                      Options at
                                                    December 31, 1999             December 31, 1999(1)
                                             ----------------------------    -----------------------------
                                             Exercisable    Unexercisable    Exercisable     Unexercisable
                                             -----------    -------------    -----------     -------------
Jack P. DeBoer.....................              7,500          92,500           --               --
James E. Roos......................             53,000         102,000           --               --
Warren D. Fix......................             40,500          64,500           --               --
Jeffrey F. Hitz....................             20,375          39,625           --               --
David A. Redfern...................             18,750          22,750           --               --

-------------
(1) Based on the closing sales price of the Company's Common Stock on the Nasdaq National Stock Market on December 31, 1999 ($1.75), minus the exercise price of the option, multiplied by the number of shares to which the option relates.

AGREEMENTS RELATING TO EMPLOYMENT

         The Company has entered into an employment agreement with Mr. DeBoer under which he has agreed, subject to certain conditions, to continue to serve as the Company's Chief Executive Officer. The contract renews annually unless earlier terminated. Mr. DeBoer will receive annual cash compensation and shall be eligible for a bonus to be set by the Compensation Committee. The contract provides that upon a change of control of the Company or termination of employment under certain circumstances, Mr. DeBoer will be entitled to a payment equal to three times his average annual salary for the previous three years. The contract provides that, during the term of the contract, except with respect to certain passive investments in lodging companies and hotel properties and activities related to properties held at the time of the offering, Mr. DeBoer will not engage in the acquisition, founding, development, operation or management of any hotel company or chain. For two years after Mr. DeBoer's contract ends, subject to the aforementioned exceptions, Mr. DeBoer will not engage in the acquisition, founding, development, operation, or management of any new hotel company or chain.

        In June of 1997, the Company entered into an employment agreement with Mr. James E. Roos under which he agreed to serve as the Company's President. Under the agreement, Mr. Roos receives annual cash compensation and certain bonuses.

                  COMPENSATION COMMITTEE REPORT ON COMPENSATION

        Compensation and benefit practices of the Company are established and governed by the Compensation Committee comprised exclusively of independent members of the Board of Directors. From January 1999 through May 1999, the Compensation Committee consisted of Gary E. Costley, Frank J. Pados, Jr., and Tony M. Salazar. From June 1999 through December 1999, the Compensation Committee consisted of Messrs. Costley and Pados and Robert S. Morris and William L. Perocchi. Mr. Fix is a non-voting ex officio member of the Compensation Committee. Mr. Costley served as Chairman of the Committee during 1999.

        The Compensation Committee establishes the general compensation policy of the Company, reviews and approves compensation of the senior executive officers of the Company and administers the Company's 1996 Equity Plan and any other employee benefit plans established by the Company. The Compensation Committee reviews the overall compensation program of the Company to assure that the Company:

        o has set management compensation at levels that are reasonable in consideration of all the facts, including practices of comparably sized corporations engaged in the hotel business,

        o adequately recognizes performance tied to creating shareholder value,

        o is responsive to current tax, accounting and Securities and Exchange Commission guidelines, and

        o   meets overall Company compensation and business objectives.

        The Compensation Committee attempts to promote financial and operational success by attracting, motivating and assisting in the retention of key employees who demonstrate the highest levels of ability and talent. In addition, the Compensation Committee attempts to promote teamwork, initiative and resourcefulness on the part of key employees whose performance and responsibilities directly affect Company profits. To this end, the compensation program has been designed to balance short and long-term incentive compensation to achieve desired results and pay for performance. The Company's compensation policy is to reward performance as measured by the creation of value for stockholders. The Compensation Committee utilizes base salary, certain annual bonus awards and long-term incentive compensation pursuant to the 1996 Equity Plan as part of its program. The hotel and hospitality industry is characterized by substantial competition for skilled employees. The ability of the Company to attract, motivate and retain high caliber individuals is dependent in large part on the compensation packages it offers.

        Under the 1993 Omnibus Budget Reconciliation Act ("OBRA"), income tax deductions of publicly-traded companies in tax years beginning on or after January 1, 1994 may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1 million (less the amount of any "excess parachute-payments" as defined in Section 280G of the Code) in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance-based." To qualify as "performance-based," compensation payments must be based solely upon the achievement of objective performance goals and made under a plan that is administered by a committee of outside directors. In addition, the material terms of the plan must be disclosed to and approved by shareholders, and the Compensation Committee must certify that the performance goals were achieved before payments can be made. The Compensation Committee attempts to design the Company's compensation programs to conform with the OBRA legislation and related regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for compensation payments which qualify as "performance-based." Candlewood may, however, pay compensation which is not deductible in limited circumstances when sound management of the Company so requires.

        Base Salary

        Salaries for executive officers are reviewed annually by the Compensation Committee based upon a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results. In 1999, the Compensation Committee chartered two studies relating to the compensation of the Company's senior officers. Each study was performed by an independent benefits consultant and identified a shortfall in the overall compensation of the Company's senior officers. Based in part on this study and in an attempt to meet the median overall compensation of the Company's peer group, the base salary for each of the five highest paid officers for 1999 was reviewed and established by the Compensation Committee. The Compensation Committee may further adjust these salaries in 2000 based on a finding that adjustment was reasonable in view of competitive practices, the Company's performance and the contribution of those officers to that performance.

        Incentive Compensation Plan

        The Company has established an incentive compensation plan for officers and key employees of the Company. This plan provides for the payment of an annual bonus to participating officers and key employees if certain performance objectives established for each individual are achieved. Each participant's performance objectives, which are reviewed and established at the beginning of the year by the Compensation Committee, vary from year to year and are based, among other things, on measures of profitability, cash flow and other measures of the Company's performance, as well as upon each individual's specific role within the Company. Pursuant to the Company's Employment Agreement with Mr. DeBoer, Mr. DeBoer is eligible for an annual bonus to be set by the Compensation Committee. The bonus levels for 1999 were established based in large part on the compensation studies chartered by the Compensation Committee.

        Long-term Incentive Compensation

        1996 Equity Participation Plan

        The Company has established the 1996 Equity Participation Plan to provide an additional incentive for executive officers, other key employees, the Company's non-employee Directors

("Independent Directors") and consultants of the Company through granting of options, restricted stock and other awards, thereby stimulating their personal and active interests in the Company's development and financial success, and inducing them to remain in the Company's employ.

        Based in part on the compensation studies chartered by the Compensation Committee, in 1998 the Compensation Committee established annual option grant award targets for the Company's executive officers. The annual award targets are designed to bring executive compensation in line with the median compensation paid by the Company's peer group of companies. The option award targets do not obligate the Compensation Committee to award any options.

        During 1999, the Company granted to executive officers, other Company employees, Independent Directors and consultants of the Company options to purchase approximately 565,300 shares of Common Stock pursuant to the 1996 Equity Participation Plan. Of the 565,300 options issued during 1999, 10,000 were issued to directors (pursuant to formula grants under the 1996 Equity Participation Plan), 277,000 were issued to executives and 278,300 were issued to other Company employees. The options are exercisable at prices per share ranging from $2.44 to $4.82. The total number of options granted to each individual was determined primarily by the position of the participant. The Company has historically granted options to all employees of the Company regardless of position. Of the 1,187,823 options issued and outstanding as of December 31, 1999, 70,000 were issued to directors (pursuant to formula grants under the 1996 Equity Participation Plan), 619,500 were issued to executives and 498,323 were issued to other Company employees.

        401(k) Profit Sharing Plan

        The Company administers the Candlewood Hotel Company 401(k) Profit Sharing Plan (the "401(k) Plan"), which is designed to be qualified under applicable provisions of the Internal Revenue Code of 1986, as amended. The 401(k) Plan covers all employees of the Company who have attained age 21 and have completed ninety days of service. Participants receive service credit for employment with the predecessor of the Company.

        A participant in the 401(k) Plan may contribute up to 15% of his or her compensation on a pre-tax basis under the 401(k) Plan. The Company may, but is not obligated to, make contributions on behalf of each participant. Effective October 1, 1999, the Company match rate was increased from 25% to 50% of all participants' contributions, not to exceed 6% of the employee's compensation. For the year ended December 31, 1999, the Company matched employee contributions in the aggregate amount of $201,000.

        Chief Executive Compensation

        In 1999, Mr. DeBoer, the Company's Chief Executive Officer and Chairman of the Board, received base compensation of $350,000. The Compensation Committee increased Mr. DeBoer's salary $260,000 to $350,000 effective January 1, 1999. The Compensation Committee increased Mr. DeBoer's salary from $350,000 to $365,000 effective January 1, 2000. As part of his compensation for 1999, Mr. DeBoer also received a bonus of $115,500 and 70,000 stock options pursuant to the 1996 Equity Plan.

        In establishing Mr. DeBoer's compensation, the Compensation Committee followed its established compensation philosophy and process described above. In particular, the Compensation Committee noted the Company's hotel operating results and Mr. DeBoer's several initiatives to focus and align the Company's strengths and objectives to varying market conditions. In addition, the Compensation Committee also considered the compensation paid by a peer group of companies as well as market trends as they related to compensation of chief executive officers in the industry.

        The foregoing report has been approved by all the members of the Compensation Committee.

Date: April 12, 2000                       Gary E. Costley
                                           Frank J. Pados, Jr.
                                           Robert S. Morris
                                           William L. Perocchi

The above report of the Compensation Committee will not be deemed to be incorporated by reference to any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the same by reference.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Company has implemented a policy requiring any material transaction or agreement with a related party to be approved by a majority of the directors not interested in such transaction or agreement, provided that they determine that the terms of any such transaction or agreement are no less favorable to the Company than those that could be obtained from an unaffiliated third party. Mr. Fix is a non-voting ex officio member of the Audit and Compensation Committees.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

         The graph below provides an indicator of cumulative total shareowner returns for Candlewood as compared with the S&P 500 Stock Index and the S&P Hotel-Motel index. This graph covers the period of time beginning November 5, 1996, when Candlewood's shares were first traded, through December 31, 1999.


               COMPARISON OF 38 MONTH CUMULATIVE TOTAL RETURN*
           AMONG CANDLEWOOD HOTEL COMPANY, INC., THE S&P 500 INDEX
                       AND THE S&P LODGING-HOTELS INDEX


                              [PERFORMANCE GRAPH]


                                             Cumulative Total Return
                                 -----------------------------------------------
                                 11/5/96    12/96     12/97     12/98     12/99
                                 -------   -------   -------   -------   -------
CANDLEWOOD HOTEL COMPANY, INC.   100.000    96.250    87.500    52.500    17.500
S & P 500                        100.000   105.428   140.603   180.782   218,826
S & P LODGING--HOTELS            100.000    95.037   132.988   108.264   108.257


-------------

* $100 Invested on November 5, 1996 in stock or on
  October 31, 1996 in Index - including reinvestment of dividends. Fiscal year ending December 31.

                              CERTAIN TRANSACTIONS

        Prior to March 15, 1999, the Company leased office space for a portion of its corporate headquarters in Wichita, Kansas from MSI Building, LLC ("MSI Building"). Mr. DeBoer is a minority member of MSI Building. The Company began occupying this office space on February 23, 1996 and incurred rent expenses in the amounts of $16,000, $111,000 and $108,000 during 1999, 1998 and 1997 respectively. The lease was terminated on March 15, 1999. In addition, the Company leased certain office equipment from MSI Building and has reimbursed MSI Building for certain leasehold improvements for the Company's office space. Costs incurred for 1999, 1998 and 1997 totaled $4,000, $7,000 and $9,000, respectively.

        The Company purchases property and casualty insurance, worker's compensation coverage and builders risk insurance through Manning & Smith Insurance, an insurance agency in which Mr. DeBoer owns a minority interest. The insurance contracts were awarded through a competitive bid process. For 1999, 1998 and 1997 the Company paid insurance premiums to Manning & Smith Insurance for such coverages in the amount of $1,213,000, $1,134,000 and $167,000, respectively.

        The Company purchases corporate air travel through Wichita Air Services, a Wichita, Kansas based air travel service, owned by Mr. DeBoer. In February 1999, the Company purchased a 0.1% interest in Wichita Air Services for a nominal amount of cash. In addition, the Company has entered into a contract to purchase corporate travel through Wichita Air Services for a three-year period which expires in February 2002. For the years ended 1999, 1998 and 1997 the Company incurred costs from Wichita Air Services in the amount of $199,000, $396,000 and $41,000, respectively.

        The Company entered into an agreement with Wichita Downtown Residence Associates in April 1997, to provide management services to Cambridge Suites by Candlewood, located in Wichita, Kansas. In exchange for providing all management services as specified in the agreement, the Company receives management fees equal to 3.0% of room revenue and 4.5% of gross operating profit. In addition, the Company receives accounting fees equal to $500 per month. The current agreement expires in April 2003 and is renewable for five-year terms upon mutual consent. Mr. DeBoer is a majority partner in Wichita Downtown Residence Associates. For 1999, 1998 and 1997 the Company received fees of $69,000, $52,000 and $47,000, respectively.

        In April 1998, the Company entered into a management agreement with The Hotel At Old Town, Inc., located in Wichita, Kansas to provide management services to The Hotel At Old Town. The hotel opened in March 1999. In exchange for providing all management services as specified in the agreement, the Company receives management fees equal to 3.0% of room revenue and 4.5% of gross operating profit. In addition, the Company receives accounting fees equal to $500 per month. The term of the agreement is five years and expires in March 2004. The agreement is renewable for additional multi-year terms upon mutual consent of the parties. Mr. DeBoer is a majority partner in The Hotel at Old Town, Inc. For 1999, the Company received fees of $81,000.

        Doubletree, a wholly-owned subsidiary of Hilton Hotels Corporation, has agreed to guarantee portions of certain loans made to the Company and its franchisees in excess of 56.25% of the hotel cost, up to a maximum of 80% of the cost of hotels that the Company manages and 75% of the costs of hotels not managed by the Company. It is anticipated that the guarantee will remain in effect until the loan has been repaid. Upon an event of default, Doubletree will have the option to meet any shortfalls or pay down the loan principal. In exchange for the guarantee, Doubletree will receive a 5% interest in the cash flows of the hotels and a 0.25-0.50% fee on the total loan amount outstanding. During 1999, Thomas L. Keltner, a director of the Company, served as Executive Vice President of Hilton Hotels Corporation. Mariel C. Albrecht, a director of the Company, served as Vice President of Corporate Finance for Hilton during 1999.

        Doubletree has extended to the Company a $15 million subordinated credit facility. The credit facility is subordinated to debt incurred in the development of hotels and will be subordinated to the Company's line of credit, if any. Amounts outstanding under the credit facility bear interest at rates of 7% per annum for the first 12 months following contribution, 10% per annum for the second 12 months following contribution and 15% per annum thereafter. The Company has drawn down the full amount of this facility with principal of $12.5 million and $2.5 million payable at maturity in November 2001 and July 2002, respectively. The amount bears interest at a rate calculated based on the date amounts were advanced to the Company or its predecessors. As of December 31, 1999, the full amount of the facility bears interest at 15%. During 1999, the Company incurred interest totaling approximately $2.2 million related to the credit facility. A portion of this amount was capitalized as construction period interest.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC") and The Nasdaq Stock Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of copies of such forms received by it with respect to fiscal year 1999, or written representations from certain reporting persons, the Company believes that all of its directors and executive officers and persons who own more than 10% of the Company's Common Stock have complied with the reporting requirements of Section 16(a), except, (i) Jack P. DeBoer failed to timely file a Form 4 reporting his acquisition of 11,000 shares of the Company's Common Stock and (ii) Gina-Lynne Scharoun failed to timely file a Form 4 reporting her acquisition of 3,000 shares of the Company's Common Stock.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        Directors are elected at each Annual Meeting of Stockholders and hold office until their successors are duly elected and qualified at the next Annual Meeting of Stockholders, unless they resign or are removed. The Company's Bylaws authorize a Board of Directors comprised of at least seven directors and no more than twelve directors, with the exact number set by resolution of the Board. Pursuant to a resolution adopted by the Board of Directors, the authorized number of members of the Board of Directors has been set at twelve. There are currently no vacancies and, accordingly, there are twelve nominees for election to the Board of Directors.

        In November 1999, Richard J. Ferris resigned from the Board of Directors. In February 2000, Mariel C. Albrecht was appointed to fill the vacancy left by Mr. Ferris' resignation.

        As described above, the Stockholders Agreement provides that, subject to certain conditions, Olympus, Desai and Pecks are each entitled to designate a single director for election to the Board of Directors. The Stockholders Agreement also provides that, subject to certain conditions, a majority of the holders of the Series B Preferred Stock are entitled to designate a single director for election to the Board of Directors. The Stockholders Agreement also provides that, subject to certain conditions, Doubletree shall be entitled to designate two directors, and allows the DeBoer/Fix Holders to collectively designate two directors for election to the Board. Finally, the Stockholders Agreement permits, subject to certain conditions, Doubletree, together with the DeBoer/Fix Holders to designate the remaining independent directors for election. Pursuant to the Stockholders Agreement, the holders of the Series A Preferred Stock have nominated Robert J. Cresci, Robert S. Morris and Frank J. Pados, Jr. to serve as directors. Doubletree has nominated Mr. Keltner and Ms. Albrecht. The DeBoer/Fix Holders have nominated Messrs. DeBoer and Fix to serve as directors. Doubletree, together with the DeBoer/Fix Holders, have nominated the remaining unaffiliated directors: Gary E. Costley, William L. Perocchi, Tony
M. Salazar, Thomas H. Nielsen and Thomas W. Storey. Messrs. Perocchi and Storey were formerly nominees of Doubletree. The holders of Series B Preferred Stock have temporarily waived their right to nominate an individual to serve as a member of the Board of Directors. The purchasers of the Preferred Stock, Doubletree and Messrs. DeBoer and Fix have agreed to vote for each other's nominees for the Board of Directors pursuant to the Stockholders Agreement.

        Each of the Company's nominees for election to the Board of Directors currently serves as a director of the Company and was elected or appointed to his present term of office in accordance with the Bylaws of the Company. Each nominee first became a director of the Company in the year set forth below and has continually served as a director of the Company since that time.

                                                                                                FIRST BECAME
NAME                        AGE       PRINCIPAL OCCUPATION OR POSITION                           A DIRECTOR
----                        ---       --------------------------------                          ------------
Jack P. DeBoer              69        Chief Executive Officer and Chairman of the Board of           1996
                                         the Company

Warren D. Fix               61        Executive Vice President, Chief Financial Officer,             1996
                                         Secretary and Treasurer of the Company

Tony M. Salazar             48        Executive Vice President and Director of McCormack             1997
                                         Baron & Associates, Inc.

Gary E. Costley             56        Chairman of the Board, President and Chief Executive           1997
                                         Officer of International Multifoods Corporation

Robert J. Cresci            56        Managing Director of Pecks Management Partners Ltd.            1997

Robert S. Morris            45        Managing Partner of Olympus Partners                           1997

Frank J. Pados, Jr.         56        Executive Vice President of Desai Capital Management           1997
                                         Inc.

William L. Perocchi         42        Chief Executive Officer and Director of Pebble Beach           1997
                                         Company

Thomas H. Nielsen           69        Consulting Director of U.S. Trust of California                1998

Thomas L. Keltner           53        Executive Vice President of Hilton Hotels Corporation          1999

Thomas W. Storey            43        Chief Executive Officer of Delta Squared Partners              1999

Mariel C. Albrecht          34        Senior Vice President and Treasurer of Hilton Hotels           2000
                                         Corporation

        Jack P. DeBoer has served as Chairman of the Board and Chief Executive Officer of the Company since its inception. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. In 1975, Mr. DeBoer founded the Residence Inn Company, an upscale extended-stay chain which he built to 100 hotels before selling the company to Marriott Corporation in 1987. Mr. DeBoer is a member of the Board of Trustees of Innkeepers USA Trust, a publicly-held lodging real estate investment trust.

        Warren D. Fix has served as a director and the Executive Vice President, Chief Financial Officer and Secretary of the Company since its inception. From July 1994 to October 1995, Mr. Fix was a consultant to Doubletree, primarily developing debt and equity sources of capital for hotel acquisitions and refinancings. Additionally, Mr. Fix was a partner in The Contrarian Group, a business management company, from December 1992 to October 1995. From 1989 to December 1992, Mr. Fix served as President of the Pacific Company, a real estate investment and development company. From 1964 to 1989, Mr. Fix held numerous positions within The Irvine Company, a California-based real estate and development company, including most recently, Chief Financial Officer.

        Tony M. Salazar has served as a director of the Company since February 1997. Mr. Salazar is the Executive Vice President and Director of McCormack Baron & Associates, Inc., a privately held real estate development and property management company, a position which he has held since 1985. He previously served as the Executive Director of the Kansas City Neighborhood Alliance, a community development and financing agency.

        Gary E. Costley has served as a director of the Company since March 1997. Since January 1997, Dr. Costley has served as the Chairman of the Board, President and Chief Executive Officer of International Multifoods Corporation, a foodservice distribution and manufacturing company. From 1995 to 1996, he served as Dean and Professor of the Babcock Graduate School of Management at Wake Forest University. From 1970 to 1994, Dr. Costley held numerous positions within the Kellogg Company, including most recently, Executive Vice President and President of Kellogg North America, President and Chairman of Kellogg USA, Chairman of Kellogg Canada and Executive Vice President of Kellogg Company. Dr. Costley serves on the boards of directors of International Multifoods Corporation, Pharmacopeia, Inc. and ecFood.com.

        Robert J. Cresci has served as a director of the Company since November 1997. Mr. Cresci is the Managing Director of Pecks Management Partners Ltd., an investment management firm, a position he has held since September 1990. Mr. Cresci currently serves on the board of directors of Sepracor, Inc., Aviva Petroleum Ltd., Film Roman, Inc., Quest Education Corporation, Castle Dental Centers, Inc., Jfax.Com.Inc., SeraCare, Inc., E-Stamp Corporation and several private companies.

        Robert S. Morris has served as a director of the Company since November 1997. Mr. Morris founded Olympus Partners in 1989 and serves as the Managing Partner of Olympus Private Placement Fund, L.P., Olympus Growth Fund II, L.P., Olympus Executive Fund, and Olympus Growth Fund III, L.P. Olympus manages approximately $1 billion in capital. Mr. Morris is currently a director of several Olympus portfolio companies, including Shemin Acquisition Corporation, Client Distribution Services, Inc. and enCommerce, Inc. He has served on the boards of several divested Olympus portfolio companies. He also serves on the Board of Directors of Hamilton College Endowment Fund. Mr. Morris received his A.B. from Hamilton College and his M.B.A. from the Amos Tuck School of Business at Dartmouth College.

        Frank J. Pados, Jr. has served as a director of the Company since November 1997. Mr. Pados is the Executive Vice President of Desai Capital Management Inc., an institutionally funded private equity investment firm with approximately $1.5 billion under management, a position he has held since September 1995. From October 1983 to September 1995, he served as Managing Director of Trust Company of the West and Senior Partner of TCW Capital, an investment management firm. Mr. Pados serves on the board of directors of Lender's Service, Inc. and Brown Jordan Company.

        William L. Perocchi has served as a director of the Company since November 1997. Presently, Mr. Perocchi is the Chief Executive Officer and Director of Pebble Beach Company. From December 1997 to January 1999, Mr. Perocchi served as the Executive Vice President and Chief Financial Officer of Promus Hotel Corporation. From 1993 to 1997, Mr. Perocchi served as Executive Vice President and Chief Financial Officer of Doubletree Corporation and served as director of Doubletree Corporation from 1996 to 1997. From 1992 to 1993, Mr. Perocchi was Executive Vice President and Chief Financial Officer of Guest Quarters Hotel Partnership, a predecessor company of Doubletree. Previously, Mr. Perocchi was an executive with General Electric Company.

        Thomas H. Nielsen has served as a director of the Company since his appointment in December 1998. Mr. Nielsen currently serves as Consulting Director of U.S. Trust of California, an investment management and private banking firm, a position he has held since 1996. From 1993 to 1996, Mr. Nielsen served as Managing Director of U.S. Trust of California. In 1978, Mr. Nielsen joined the Irvine Company, a California-based real estate and development company, and held several positions including President and Vice Chairman. He remains active with the Irvine Company as a member of its Board of Directors.

        Thomas L. Keltner has served as director of the Company since his appointment in March 1999. Mr. Keltner currently serves as Executive Vice President of Hilton Hotels Corporation and President, Franchise Hotel Group. From February 1999 to November 1999, Mr. Keltner served as President, Brand Performance and Development Group of Promus Hotel Corporation. From July 1997 to January 1999, Mr. Keltner served as Executive Vice President and Chief Development Officer of Promus. From 1993 to 1995, he served as Senior Vice President, Development of Promus. From 1993 to 1995, he served as Senior Vice President, Development of the Hotel Division of Promus Companies Incorporated. From 1991 to 1993, Mr. Keltner served as President, Golf Training Systems, Inc., a company organized to manufacture and distribute golf training and fitness products. From 1990 to 1991, Mr. Keltner served as Senior Vice President and Chief Operating Officer, Franchise Division of Holiday Inn Worldwide. From 1988 to 1990, Mr. Keltner served as President and Managing Director of Holiday Inns International.

        Thomas W. Storey has served as a director of the Company since March 1999. Mr. Storey currently serves as Chief Executive Officer of Delta Squared Partners, an internet strategy firm. Mr. Storey has a long history in the hotel industry. Mr. Storey served as Executive Vice President of Corporate Strategic Planning and Venture Operations for Promus Hotel Corporation. From 1997 to 1999, Mr. Storey served as Executive Vice president of Sales, Marketing and Reservations of Promus. Mr. Storey served as Executive Vice President, Sales and Marketing of Doubletree Hotels Corporation from 1994 to 1997 and Radisson Hotels International from 1989 to 1994.

        Mariel C. Albrecht has served as a director of the Company since her appointment in February 2000. Ms. Albrecht currently serves as Senior Vice President and Treasurer for Hilton Hotels Corporation, a position she has held since November 1999. From March 1998 to November 1999, she held the position of Vice President of Corporate Finance for Hilton. From April 1996 to March 1998, Ms. Albrecht served as Vice President and Relationship Manager for Wachovia Bank in Atlanta, Georgia. From December 1989 to April 1996, Ms. Albrecht served as Assistant Vice President and Relationship Manager for Corestates Bank in Philadelphia, Pennsylvania.

        The Board of Directors held five meetings during the fiscal year ended December 31, 1999. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors held during such period (and for which he or she served as a director) except for Mr. Cresci, who attended three meetings.

        The Company has an Audit Committee and a Compensation Committee, but has not established a Nominating Committee.

        From January 1999 to May 1999, Messrs. Cresci, Morris and Perocchi comprised the membership of the Audit Committee. In May 1999, Mr. Nielsen replaced Mr. Morris as a member of the Audit Committee. Mr. Fix is a non-voting, ex officio member of the Audit Committee. In accordance with its written policy, the Audit Committee's responsibilities include:

        o recommending the selection of the Company's independent public auditors to the Board of Directors,

        o consulting with the independent auditors with regard to the plan and scope of audit,

        o reviewing in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any, and

        o consulting with the independent auditors with regard to the adequacy of internal controls, and, if need be, consulting with management regarding the same.

The Audit Committee held four meetings during the fiscal year ended December 31, 1999. Each director attended at least 75% of the aggregate number of meetings of the Audit Committee for which he was a member.

        From January 1999 to May 1999, Messrs. Costley, Pados and Salazar comprised the Compensation Committee. In May 1999, Mr. Morris and Mr. Perocchi became members of the Compensation Committee and Mr. Salazar resigned as a member of the Compensation Committee. Mr. Fix is a non-voting, ex officio member of the Compensation Committee. The Compensation Committee reviews and approves executive salaries, considers awards to be granted under the Company's officer bonus plan and performs other related functions upon request of the Board of Directors. The Compensation Committee held seven meetings (including two held by written consent) during the fiscal year ended December 31, 1999, of which each member attended at least 75% of the aggregate number of meetings of the Compensation Committee for which he was a member.

BOARD COMPENSATION AND BENEFITS

        The Company's Independent Directors receive directors' fees of $4,000 for each Board of Directors meeting attended; provided, however, that no Independent Director receives a fee for any Board of Directors meeting conducted by unanimous written consent. In addition, each Independent Director receives $500 for each committee meeting attended on a day the Board of Directors is not otherwise meeting. Mr. Keltner waived his right to receive directors fees in 1999. The Company expects Mr. Keltner and Ms. Albrecht to continue to waive their right to receive directors fees during 2000. Pursuant to the Company's 1996 Equity Plan, each of the Company's existing directors (other than Messrs. DeBoer and Fix) was entitled to receive immediately prior to the commencement of the Company's initial public offering a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the initial public offering price. Also pursuant to the 1996 Equity Plan, each person who became a director subsequent to the Company's initial public offering will receive a grant of non-qualified stock options to purchase 10,000 shares of Common Stock at the fair market value of the Common Stock on the date such person becomes a member of the Board of Directors. In February 2000, Ms. Albrecht waived her right to receive this grant. Each director may be reimbursed for certain expenses incurred in connection with attendance at Board and committee meetings.

VOTE AND RECOMMENDATION

        Directors will be elected by a favorable vote of a majority of the shares of voting stock present and entitled to vote, in person or by proxy, at the Meeting. Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the twelve nominees named above as directors. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by the Company's Board of Directors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL TWELVE NOMINEES.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

        It is currently contemplated that Candlewood's 2001 Annual Meeting of Stockholders will be held on or about May 15, 2001. In the event that a stockholder desires to have a proposal considered for presentation at Candlewood's 2001 Annual Meeting of Stockholders, and inclusion in the proxy statement and form of proxy used in connection with such meeting, the proposal must be forwarded in writing to the Secretary of Candlewood so that it is received no later than December 15, 2001. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

        If a stockholder, rather than placing a proposal in Candlewood's proxy statement as discussed above, commences his or her own proxy solicitation for the 2001 Annual Meeting of Stockholders or seeks to nominate a candidate for election or propose business for consideration at such meeting, Candlewood must receive notice of such proposal by at least 60 days prior to the date of the 2001 Annual Meeting of Stockholders, which is expected to be held on or about May 15, 2001. If such notice is not received on a timely basis, such proposal will not be acted upon at the meeting, including information regarding such proposal in its proxy materials. Proposals should be directed to the attention of the Secretary, Candlewood Hotel Company, Inc., 8621 East 21st Street North, Suite 200, Wichita, Kansas 67206.

                                  OTHER MATTERS

        As of the date of this Proxy Statement the Board of Directors knows of no other matters which may be presented for consideration at the Meeting. However, if any other matter is presented properly for consideration and action at the Meeting, or any adjournment or postponement thereof, it is intended that the Proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.


                                      By Order of the Board of Directors,

                                      /s/ WARREN D. FIX
                                      --------------------
                                          Warren D. Fix
                                          Secretary


Dated: April 14, 2000

                         CANDLEWOOD HOTEL COMPANY, INC.

    PROXY FOR 2000 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 16, 2000

                  THIS PROXY IS SOLICITED BY AND ON BEHALF OF
            THE BOARD OF DIRECTORS OF CANDLEWOOD HOTEL COMPANY, INC.

        The undersigned stockholder of Candlewood Hotel Company, Inc., a Delaware corporation, hereby appoints each of Jack P. DeBoer and Warren D. Fix, with full power to act without the other and to appoint his substitute, as Proxy and attorney-in-fact and hereby authorizes the Proxy to represent and to vote, as designated on the reverse side, all the shares of voting stock of Candlewood Hotel Company, Inc. held of record by the undersigned on April 6, 2000, at the 2000 Annual Meeting of Stockholders to be held on May 16, 2000, or any adjournment or postponement thereof, with respect to:

                  (Continued and to be signed on reverse side)

      Please mark your
A [X] votes as in this
      example

                    FOR all twelve nominees listed      WITHHOLD AUTHORITY
                       at the right (except as        to vote for all twelve
                       marked to the contrary)      nominees listed at the right

1. Election of                  [ ]                               [ ]
   Directors:

(INSTRUCTION: To withhold authority to vote for any nominee, draw a line through
              (or otherwise strike out) his or her name in the list at right.)

NOMINEES:

Ms. Mariel C. Albrecht              Mr. Robert S. Morris
Mr. Gary Costley                    Mr. Thomas H. Nielsen
Mr. Robert J. Cresci                Mr. Frank J. Pados, Jr.
Mr. Jack P. DeBoer                  Mr. William L. Perocchi
Mr. Warren D. Fix                   Mr. Tony M. Salazar
Mr. Thomas L. Keltner               Mr. Thomas W. Storey

2. Such other matters as may come before the meeting or any adjournment of the meeting, as to which discretionary authority is granted to said Proxy.

   THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF THIS PROXY IS EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL TWELVE NOMINEES LISTED UNDER PROPOSAL 1 AND AS THE PROXY DEEMS ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

   A majority of the proxies or substitutes as shall be present and shall act at said meeting or any adjournment (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

   THE UNDERSIGNED ACKNOWLEDGE RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT DATED APRIL 14, 2000 AND THE 1999 ANNUAL REPORT OF CANDLEWOOD HOTEL COMPANY, INC.


Signature:_______________________________ Signature: ________________ Dated:____

NOTE: (PLEASE SIGN EXACTLY AS NAME APPEARS ON YOUR CANDLEWOOD HOTEL COMPANY,
      INC. STOCK CERTIFICATE. IF YOU ARE UNSURE HOW YOUR NAME APPEARS, PLEASE CONTACT CANDLEWOOD HOTEL COMPANY, INC. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH MUST SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.)